Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2021 Financial Results

$1.89	18.1%	$683MM	$1.99B
GAAP EPS	RETURN ON COMMON EQUITY	GAAP NET INCOME	GAAP TOTAL NET REVENUE
$2.16	24.2%	$782MM	$2.11B
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE NET INCOME[1]	ADJUSTED TOTAL NET REVENUE [1]

•  Ally acquiring Fair Square Financial for $750 million (all cash) | Scalable, customer-centric, digital-first credit card platform

•  Consumer auto originations of $12.3 billion, from a third quarter record 3.3 million decisioned applications
– 7.10% Estimated Retail Auto Originated Yield1 | Continued strong retail auto credit performance with 27bps of net charge-offs

•  Insurance written premiums of $295 million, durable investment income sourced from $6.4B portfolio

•  Retail deposit customers of 2.45 million grew for the 50th consecutive quarter | Retail balances of $131.6 billion, up 9% YoY and $2.4 billion QoQ

•  Ally Home® direct-to-consumer mortgage originations of $3.6 billion, up 176% YoY

•  Ally Invest net customer assets of $16.3 billion, up 42% YoY | Self-directed and managed accounts up 13% YoY to 503 thousand

•  Ally Lending gross originations of $362 million, up 110% YoY | 2.8 thousand merchants, up 23% YoY

•  Corporate Finance held-for-investment portfolio of $6.6 billion, up 12% YoY | Strong syndication and origination volume trends

•  Announced 4Q21 common dividend of $0.25 per share | Remain on track with FY 2021 buyback authorization of $2.0 billion

•  Ally rated investment grade by all credit rating agencies, following Moody’s upgrade in 3Q

“Ally delivered another strong quarter of financial and operational results, building on momentum generated across our leading businesses. Our customer-centric platforms are well positioned to capture market opportunities as they arise, which is reflected in our long-term performance,” said Ally Chief Executive Officer Jeffrey J. Brown. “Our teammates relentlessly focus on delivering for customers, as demonstrated in the company we’ve built over several years positioned for ongoing, profitable growth.

“Our announcement to acquire Fair Square Financial – a digital-first credit card company – aligns with our long-term strategy to be the leading full-service digital-bank. The transaction enhances our ability to provide Ally’s growing customer base with the ability to save, spend, invest and borrow with differentiated-products. The addition of credit card complements our existing offerings, adding a growing, customer-focused product with attractive risk-adjusted returns.

“I remain particularly proud of the ‘Do It Right’ values we live out as a company. During the quarter, Ally Bank became BankOn certified by Cities for Financial Empowerment following the elimination of overdraft fees, and we launched a RefiNow product increasing mortgage availability to underserved populations. For our teammates, we increased minimum wage by 18%, to $20 per hour, and announced the third annual grant of Ally common stock for all eligible employees. In September, we hosted our annual Moguls in the Making student-led competition, where 10 HBCU’s were represented, culminating in scholarship awards and internship offers. Additionally, Ally was recently named a 2021 top-50 place to work by Diversity Inc., and several of our leaders received industry recognition for their influence and leadership in banking. The combined impact of these actions drives enhanced value for all of our stakeholders.”

Third Quarter 2021 Financial Results

				% Increase/(Decrease) vs.

($ millions except per share data)	3Q 21	2Q 21	3Q 20	2Q 21	3Q 20

GAAP Net Income	$683	$900	$476	(24)%	43%

Core Net Income[1]	$782	$868	$473	(10)%	65%

GAAP Earning per Common Share	$1.89	$2.41	$1.26	(22)%	49%

Adjusted EPS[1]	$2.16	$2.33	$1.25	(7)%	72%

Return on GAAP Shareholder’s Equity	18.1%	24.1%	13.6%	(25)%	33%

Core ROTCE[1]	24.2%	26.7%	15.2%	(10)%	59%

GAAP Total Net Revenue	$1,985	$2,085	$1,684	(5)%	18%

Adjusted Total Net Revenue[1]	$2,110	$2,145	$1,680	(2)%	26%

Pre-Provision Net Revenue[1]	$983	$1,010	$779	(3)%	26%

Core Pre-Provision Net Revenue[1]	$1,108	$1,070	$775	4%	43%

GAAP Common Shareholder’s Equity per Share	$42.81	$41.93	$37.78	2%	13%

Adjusted Tangible Book Value per Share[1]	$39.72	$38.83	$34.56	2%	15%

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Pre-Provision Net Revenue (PPNR), Core Pre-Provision Net Revenue (Core PPNR), Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Discussion of Third Quarter 2021 Results

Net income attributable to common shareholders was $683 million in the quarter, compared to $476 million in the third quarter of 2020, as higher net financing revenue and lower provision for credit losses more than offset higher noninterest expense and lower other revenue.

Net financing revenue was $1.59 billion, up $394 million year over year, driven by lower funding costs and higher consumer auto revenue, partially offset by lower commercial auto portfolio balances.

Other revenue decreased $93 million year over year to $391 million, due to a $65 million decrease in the fair value of equity securities in the quarter compared to a $13 million increase in the fair value of equity securities in the prior-year quarter, as well as a $52 million loss on extinguishment of debt associated with the redemption of $1.0 billion of trust preferred securities. Adjusted other revenueA, excluding the change in fair value of equity securities and the loss on extinguishment of debt, increased $37 million year over year to $507 million, as charges from early FHLB extinguishment in the prior year didn’t repeat.

Net interest margin (“NIM”) of 3.66%, including Core OIDB of 2 bps, increased 101 bps year over year. Excluding Core OIDB, NIM was 3.68%, up 101 bps year over year, primarily due to lower funding costs, higher consumer auto portfolio balance and yield, and lower excess cash and commercial auto portfolio balances.

Provision for credit losses declined $71 million year over year to $76 million, primarily due to continued strong performance and favorable macroeconomic trends.

Noninterest expense increased $97 million year over year, primarily due to the continued growth and diversification of our businesses, including higher technology and marketing costs.

A Adjusted other revenue is a non-GAAP financial measure. Adjusted for (i) repositioning items related to loss on extinguishment of debt associated with the redemption of TRUPs and (ii) change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

B Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Third Quarter 2021 Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	3Q 21	2Q 21	3Q 20	2Q 21	3Q 20

Net Financing Revenue (excluding Core OID)[1]	$1,603	$1,556	$1,209	$47	$394

Core OID	(9)	(9)	(9)	0	0

(a) Net Financing Revenue	1,594	1,547	1,200	47	394

Adjusted Other Revenue[2]	507	588	471	(81)	37

Repositioning & Change in Fair Value of Equity Securities[3]	(116)	(50)	13	(66)	(130)

(b) Other Revenue	391	538	484	(147)	(93)

(c) Provision for Credit Losses	76	(32)	147	108	(71)

(d) Noninterest Expense	1,002	1,075	905	(73)	97

Pre-Tax Income (a+b-c-d)	$907	$1,042	$632	$(135)	$275

Income Tax Expense	195	143	156	52	39

Net Income from Discontinued Operations	—	1	0	(1)	0

Net Income	$712	$900	$476	$(188)	$236

Preferred Dividends	29	—	—	29	29

Net Income Attributable to Common Shareholders	$683	$900	$476	$(217)	$207

GAAP EPS (diluted)	$1.89	$2.41	$1.26	$(0.53)	$0.62

Core OID, Net of Tax	0.02	0.02	0.02	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax	0.14	(0.04)	(0.03)	0.18	0.17

Repositioning, Discontinued Ops, and Other, Net of Tax[3]	0.11	0.14	—	(0.03)	0.11

Significant Discrete Tax Items[4]	—	(0.21)	—	0.21	—

Adjusted EPS[5]	$2.16	$2.33	$1.25	$(0.17)	$0.91

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.
(2)

Represents a non-GAAP financial measure. Adjusted for (i) repositioning items related to loss on extinguishment of debt associated with the redemption of TRUPs and (ii) change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Repositioning, net of tax in 3Q 2021 includes a $52 million charge related to loss on extinguishment of debt associated with the redemption of TRUPs while 2Q 2021 includes a $70 million charge.
(4)	2Q 21 effective tax rate was impacted primarily due to a $78 million release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2021.
(5)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

Pre-Tax Income by Segment

	Increase/(Decrease) vs.
($ millions)	3Q 21	2Q 21	3Q 20	2Q 21	3Q 20

Automotive Finance	$825	$917	$566	$(92)	$259

Insurance	24	87	78	(63)	(54)
Dealer Financial Services	$849	$1,004	$644	$(155)	$205

Corporate Finance	61	95	60	(34)	1

Mortgage Finance	6	—	26	6	(20)

Corporate and Other	(9)	(57)	(98)	48	89

Pre-Tax Income from Continuing Operations	$907	$1,042	$632	$(135)	$275

Core OID[1]	9	9	9	(0)	0

Change in Fair Value of Equity Securities[2]	65	(19)	(13)	84	78

Repositioning and Other[3]	52	70	—	(18)	52

Core Pre-Tax Income[4]	$1,032	$1,102	$628	$(69)	$405

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Repositioning, net of tax in 3Q 2021 includes a $52 million charge related to loss on extinguishment of debt associated with the redemption of TRUPs while 2Q 2021 includes a $70 million charge.
(4)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other primarily related to the loss on extinguishment of debt associated with the redemption of TRUPs. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $825 million was up $259 million year over year, primarily due to higher net financing revenue and lower provision for credit losses, partially offset by higher noninterest expense.

Net financing revenue of $1,329 million was $227 million higher year over year, driven by higher retail auto revenue and elevated gains on off-lease vehicles, partially offset by lower commercial auto portfolio balances. Ally’s retail auto portfolio yield increased 1 bps year over year to 6.84%, excluding the impact of hedges.

Provision for credit losses was $53 million, improving $75 million year over year, reflecting strong consumer and commercial performance, improved economic trends, and disciplined collections efforts. The retail auto net charge-off rate was 0.27%, down 37 bps year over year.

Consumer auto originations increased to $12.3 billion from $9.8 billion in the prior-year period, which included a record $7.8 billion of used retail volume, or 64% of total originations, $3.2 billion of new retail volume, and $1.3 billion of leases. Estimated retail auto originated yieldC of 7.10% in the quarter was up 15 bps year over year.

End-of-period auto earning assets decreased $3.6 billion year over year from $104.8 billion to $101.2 billion, as an increase in consumer auto earning assets was more than offset by a decline in commercial earning assets. End-of-period consumer auto earning assets were up $5.7 billion year over year, driven by growth in retail loans and operating lease assets. End-of-period commercial earning assets of $12.6 billion were $9.3 billion lower year over year, driven by industry-wide vehicle inventory declines.

Insurance

Pre-tax income of $24 million was $54 million lower year over year, primarily due to a $65 million decrease in the fair value of equity securitiesD in the quarter compared to a $13 million increase in the fair value of equity securitiesD in the prior-year quarter. Core pre-tax incomeE increased $24 million year over year to $89 million, primarily due to higher investment income and lower weather losses.

Written premiums were $295 million, down $38 million year over year, driven by lower vehicle sales and lower dealer inventory levels.

Total investment income, excluding a $65 million decrease in the fair value of equity securities during the quarterD, was $80 million, up $26 million year over year, driven by higher realized investment gains.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this release.

Corporate Finance

Pre-tax income of $61 million in the quarter was relatively flat year over year, as higher net financing revenue and higher other revenue were offset by higher provision for credit losses and higher noninterest expense.

Net financing revenue was up $2 million year over year to $77 million. Other income increased $7 million year over year to $16 million, driven by strong fee income and realized investment gains.

Provision for credit losses was $5 million, increasing $4 million from the prior-year period, but continues to reflect strong credit performance.

The held-for-investment loan portfolio increased 12% year over year from $5.9 billion to an all-time high of $6.6 billion.

Mortgage Finance

Pre-tax income was down $20 million year over year, driven by lower other revenue and higher noninterest expense, partially offset by higher net financing revenue.

Net financing revenue was up $6 million year over year to $36 million, reflecting lower prepayment-related premium amortization. Other revenue decreased $17 million year over year to $19 million, primarily driven by lower gain-on-sale activity. Noninterest expense increased $7 million as the business continues to scale.

Direct-to-consumer originations totaled $3.6 billion in the quarter, up $2.3 billion year over year, representing the highest quarterly origination volume since launching Ally Home® in 2016.

Existing Ally Bank deposit customers accounted for 30% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.25 per share quarterly common dividend and completed $679 million of share repurchases in the third quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s board of directors approved a $0.25 per share common dividend for the fourth quarter of 2021.

In the third quarter, Ally announced the redemption of $191 million of trust preferred securities.

Ally’s Common Equity Tier 1 (CET1) capital ratio decreased from 11.3% to 11.2% quarter over quarter. Risk-weighted asset growth as well as dividend and share repurchase activity offset strong net income generation.

Liquidity & Funding

Consolidated cash and cash equivalentsF totaled $10.1 billion at quarter-end, down from $13.0 billion at the end of the second quarter. Total liquidityG was $36.9 billion at quarter-end.

Deposits represented 90% of Ally’s funding portfolio at quarter-end, increasing from 82% a year ago.

Deposits

Retail deposits increased to $131.6 billion at quarter-end, up $10.8 billion year over year and up $2.4 billion for the quarter. Total deposits increased $4.5 billion year over year to $139.4 billion at quarter-end.

The average retail portfolio deposit rate was 0.64% for the quarter, down 62 bps year over year and down 5 bps quarter over quarter.

Ally’s retail deposit customer base grew 11% year over year, totaling 2.45 million customers at quarter-end. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 71% of new customers in the quarter. Approximately 9% of deposit customers maintained an Ally Invest or Ally Home relationship at quarter-end.

Fair Square Financial Acquisition

Ally has entered into a definitive agreement to acquire Fair Square Financial (“FSF”) for $750 million in an all-cash transaction. The transaction was unanimously approved by Ally’s board of directors and is expected to close by the end of the first quarter 2022. Ally expects the transaction to further enhance profitability and risk-adjusted returns. The deal advances Ally’s evolution as the leading digital consumer bank providing frictionless, innovative products to our growing customer base. The acquisition provides Ally with a scalable, digital-first credit card platform. In addition to advancing Ally’s digital offerings, it enhances our ability to grow and deepen customer relationships and provides access to the $1 trillion credit card market.

Since its founding in 2016, and led by a management team deeply experienced in the credit card industry, FSF has focused on providing products that improve the financial future of customers via leading-edge technology and proprietary, analytics based underwriting. Over the past four years, FSF has grown customers and loan balances at compounded annual rates of 66% and 74%, respectively. FSF currently has approximately 658 thousand cardholders and $763 million in loan balancesH. Similar to Ally, FSF is digitally-born and seeks to meet the shifting preferences of today’s consumer. The digital-DNA has positioned FSF to generate significant customer engagement through web and mobile while also having a 100% digital application process. FSF’s customer-centric culture complements Ally’s Do It Right mantra, evidenced in customer satisfaction above 90% and NPS in the mid-50’s.

The transaction does not impact Ally’s previously announced $2 billion share repurchase authorization and is expected to consume approximately 50-55 bps of CET1. Citi served as lead financial advisor, Goldman Sachs & Co. LLC also served as a financial advisor and Sullivan & Cromwell LLP served as legal counsel to Ally. J.P. Morgan served as exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Fair Square Financial.

F Cash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. G Total liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details. H Company, operational and financial information provided by Fair Square Financial and is unaudited.	4

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Pre-Provision Net Revenue (Core PPNR) is a non-GAAP financial measure calculated by adjusting Core pre-tax income to add back provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core businesses ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income. See page 8 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies—In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations
New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Stellantis dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		3Q 21	2Q 21	3Q 20

GAAP Net Income Attributable to Common Shareholders		$683	$900	$476

Discontinued Operations, Net of Tax		—	(1)	—

Core OID		9	9	9

Repositioning and Other		52	70	—

Change in the Fair Value of Equity Securities		65	(19)	(13)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(26)	(13)	1

Significant Discrete Tax Items		—	(78)	—

Core Net Income Attributable to Common Shareholders	[a]	$782	$868	$473

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	361,855	373,029	377,011

Adjusted EPS	[a] ÷ [b]	$2.16	$2.33	$1.25

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		3Q 21	2Q 21	3Q 20

GAAP Net Income Attributable to Common Shareholders		$683	$900	$476

Discontinued Operations, Net of Tax		—	(1)	—

Core OID		9	9	9

Repositioning and Other		52	70	—

Change in Fair Value of Equity Securities		65	(19)	(13)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(26)	(13)	1

Significant Discrete Tax Items		—	(78)	—

Core Net Income Attributable to Common Shareholders	[a]	$782	$868	$473

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$17,410	$16,078	$13,976

Preferred Equity		(2,324)	(1,162)	—

GAAP Common Shareholder’s Equity		$15,086	14,916	$13,976

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(371)	(376)	(389)

Tangible Common Equity		$14,714	$14,540	$13,587

Core OID Balance		(926)	(985)	(1,041)

Net Deferred Tax Asset (DTA)		(866)	(571)	(118)

Normalized Common Equity	[b]	$12,923	$12,984	$12,427

Core Return on Tangible Common Equity	[a] ÷ [b]	24.2%	26.7%	15.2%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		3Q 21	2Q 21	3Q 20

GAAP Shareholder’s Equity		$17,289	$17,530	$14,126

Preferred Equity		(2,324)	(2,324)	—

GAAP Common Shareholder’s Equity		$14,965	$15,206	$14,126

Goodwill and Identifiable Intangible Assets, Net of DTLs		(369)	(374)	(387)

Tangible Common Equity		14,596	14,832	13,739

Tax-effected Core OID Balance (21% starting in 4Q17)		(711)	(752)	(819)

Adjusted Tangible Book Value	[a]	$13,885	$14,081	$12,920

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	349,599	362,639	373,857

Metric

GAAP Common Shareholder’s Equity per Share		$42.81	$41.93	$37.78

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(1.06)	(1.03)	(1.03)

Tangible Common Equity per Share		$41.75	$40.90 $	36.75

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.03)	(2.07)	(2.19)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$39.72	$38.83	$34.56

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 21	2Q 21	3Q 20

GAAP Noninterest Expense		$1,002	$1,075	$905

Insurance Expense		(273)	(272)	(268)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$729	$803	$637

Denominator ($ millions)

Total Net Revenue		$1,985	$2,085	$1,684

Core OID		9	9	9

Repositioning Items		52	70	—

Insurance Revenue		(297)	(359)	(346)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,749	$1,805	$1,347

Adjusted Efficiency Ratio	[a] ÷ [b]	41.7%	44.5%	47.3%

Original Issue Discount Amortization Expense ($ millions)

		3Q 21	2Q 21	3Q 20

Core Original Issue Discount (Core OID) Amortization Expense		$9	$9	$9

Other OID		3	3	3

GAAP Original Issue Discount Amortization Expense		$12	$12	$12

Outstanding Original Issue Discount Balance ($ millions)

		3Q 21	2Q 21	3Q 20

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(900)	$(952)	$(1,037)

Other Outstanding OID Balance		(29)	(32)	(48)

GAAP Outstanding Original Issue Discount Balance		$(929)	$(983)	$(1,084)

Net Financing Revenue (ex. Core OID)

($ millions)		3Q 21	2Q 21	3Q 20

GAAP Net Financing Revenue	[x]	$1,594	$1,547	$1,200

Core OID		9	9	9

Net Financing Revenue (ex. Core OID)	[a]	$1,603	$1,556	$1,209

Adjusted Other Revenue

($ millions)		3Q 21	2Q 21	3Q 20

GAAP Other Revenue	[y]	$391	$538	$484

Accelerated OID & Repositioning Items		52	70	—

Change in Fair Value of Equity Securities		65	(19)	(13)

Adjusted Other Revenue	[b]	$507	$588	$471

Adjusted Total Net Revenue

($ millions)		3Q 21	2Q 21	3Q 20

Adjusted Total Net Revenue	[a]+[b]	$2,110	$2,145	$1,680

Adjusted NIE (ex. Repositioning)

($ millions)		3Q 21	2Q 21	3Q 20

GAAP Noninterest Expense	[z]	$1,002	$1,075	$905

Repositioning		—	—	—

Adjusted NIE (ex. Repositioning)	[c]	$1,002	$1,075	$905

Core Pre-Provision Net Revenue (Core PPNR)

($ millions)		3Q 21	2Q 21	3Q 20

Pre-Provision Net Revenue	[x]+[y]-[z]	$983	$1,010	$779

Core Pre-Provision Net Revenue	[a]+[b]-[c]	$1,108	$1,070	$775

Insurance Non-GAAP Walk to Core Pre-Tax Income

	3Q 2021				3Q 2020
($ millions)
	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]

Insurance

Premiums, Service Revenue Earned and Other	$282	$—	$—	$282	$279	$—	$—	$279

Losses and Loss Adjustment Expenses	69	—	—	69	85	—	—	85

Acquisition and Underwriting Expenses	204	—	—	204	183	—	—	183

Investment Income and Other	15	—	65	80	67	—	(13)	54

Pre-Tax Income from Continuing Operations	$24	$—	$65	$89	$78	$—	$(13)	$65

[1]	Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the third quarter 2021 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to “Do It Right” for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. A relentless ally for all things money, Ally helps people save well and earn well, so they can spend for what matters. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Daniel Eller	Jillian Palash
Ally Investor Relations	Ally Communications (Media)
704-444-5216	704-644-6201
daniel.eller@ally.com	jillian.palash@ally.com